Exhibit 10.1

Employee Retention Bonus Agreement

ActivCard, Inc. (“Company”), has determined that it is critical to the operation of the Company that Ragu Bhargava (“Employee”) remains in its employ through December 15, 2005 (“Key Date”). Employee previously announced his intention to voluntarily resign his position. In order to encourage Employee to continue to provide employment to the Company through Key Date and remain employed through Key Date, the Company shall provide the Employee with a Retention Bonus (as described below) conditional upon Employee remaining employed through Key Date. Through this period, Employee will continue to perform the duties and obligations of the CFO office, including the closing of the fiscal 2005 financial statements, the filing of the Annual Report on Form 10-K and providing the certifications required under the Sarbanes Oxley Act, as well as assisting with an orderly transition of duties to his replacement as CFO.

Employee will continue to receive his current compensation and benefits through December 15, 2005, will continue participation in the FY’05 Annual Bonus Plan and his existing stock options and restricted stock grants will continue to vest per the standard terms and conditions of the grant agreements.

Conditional upon Employee remaining through Key Date, the Retention Bonus is as follows:

1. Additional payment of $100,000.00, equivalent to six months’ base salary, less deductions required by law, as a lump sum retention bonus payment to Employee within thirty (30) days of Key Date.

2. The Company will continue to pay the cost for group employee benefit coverage continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to the same extent previously provided by the Company’s group plans through June 15, 2006, or until Employee becomes eligible for group insurance benefits from another employer, whichever occurs first. Employee understands that Employee has an obligation to inform the Company if Employee receives group health coverage from another employer before June 15, 2006 and that Employee may not increase the number of Employee’s designated dependants if any, during this time unless Employee does so at Employee’s own expense. The period of such Company paid COBRA coverage shall be considered part of Employee’s COBRA coverage entitlement period, and may, for tax purposes, be considered income to Employee.

3. It is a condition to earning any Retention Bonus that Employee remain employed through the Key Date. No Retention Bonus shall be provided to Employee if:

a. Employee resigns prior to Key Date; or

b. Employee is terminated for “Good Cause” (as defined below).

4. If, however, Employee is terminated for other than Good Cause prior to the Key Date, then the Company will provide Employee the Retention Bonus as if Employee had remained employed through the Key Date.

5. Definitions: For purposes of this Agreement only, “Good Cause” shall mean:

(i) Employee’s performance of any act for which, if Employee were prosecuted, would constitute a felony or misdemeanor; (ii) Employee’s failure to satisfactorily carry out Employee’s duties; (iii) Employee’s dishonesty towards or fraud upon the Company; (iv) Employee’s violation of confidentiality obligations to the Company or misappropriation of Company assets; or (v) Employee’s death or inability to carry out Employee’s essential duties with reasonable accommodation, if any, unless prohibited by law.

6. Nothing herein modifies the Company’s at-will employment policy, nor does anything herein guarantee Employee the right of continued employment prior to or through the Key Date.

7. This Agreement cannot be modified or changed in any way except in writing, signed by the Company’s Chief Executive Officer. This Agreement shall be governed by California law. If any provision is deemed to be invalid or unenforceable, the remainder of the Agreement shall be given full force and effect.

ActivCard Inc.

Date:	September 29, 2005	By:	/s/ BEN C. BARNES
Ben C. Barnes, CEO

Date:	September 29, 2005	/s/ RAGU BHARGAVA
Employee